MUELLER WATER PRODUCTS REPORTS 2020 THIRD QUARTER RESULTS

Achieved Net Sales of $228.5 million
Reported Net Income per Diluted Share of $0.07 and Adjusted Net Income per Diluted Share of $0.11
Generated $77.8 million of Net Cash from Operating Activities for the Nine Month Period

ATLANTA, August 5, 2020 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2020 third quarter ended June 30, 2020, net sales were $228.5 million and net income was $11.2 million.
In the 2020 third quarter, the Company:
•Achieved net sales of $228.5 million, a decrease of 16.7 percent as compared with $274.3 million in the prior year quarter.
•Generated operating income of $20.0 million as compared with $47.2 million in the prior year quarter. Adjusted operating income was $28.6 million, a decrease of 45.0 percent as compared with $52.0 million in the prior year quarter.
•Earned net income of $11.2 million as compared with net income of $33.7 million in the prior year quarter. Adjusted net income was $17.8 million, a decrease of 53.0 percent as compared with $37.9 million in the prior year quarter.
•Reported net income per diluted share of $0.07 as compared with $0.21 in the prior year quarter. Achieved adjusted net income per diluted share of $0.11 as compared with $0.24 in the prior year quarter.
•Generated adjusted EBITDA of $43.8 million, a decrease of 33.0 percent as compared with $65.4 million in the prior year quarter.
•Increased net cash provided by operating activities for the nine month period by $60.0 million to $77.8 million as compared with $17.8 million in the prior year period.
“Overall, I am extremely proud of our employees as they continue to respond impressively to the disruption from the COVID-19 pandemic and to adapt to the new environment. During the third quarter, net sales were better than our expectations for a year-over-year decrease between 20 and 30 percent, as we worked closely with our customers and channel partners to reduce the effects of the pandemic on our business. We were pleased to see a smaller-than-expected downturn in residential construction activity during the quarter, along with an increase in order activity by our customers after they quickly adjusted their inventory levels earlier in the quarter. We realized a 16.7 percent decrease in consolidated net sales and incurred additional expenses related to the pandemic, which resulted in a 33.0 percent decrease in adjusted EBITDA. However, with the team’s focused execution, we generated strong free cash flow during the quarter and have positioned ourselves well to face additional uncertainty from the pandemic as markets continue to recover,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“During the quarter, we immediately took actions to mitigate the effects on our business of the decrease in volumes, and we executed initiatives to reduce operating expenses and prepare for continued uncertainty. We recently announced the closure of our Woodland, Washington operations, which will be relocated to our new facility in Kimball, Tennessee. We will continue to focus on balancing our actions to reduce costs with the pace and magnitude of the recovery.
“Although there is a high level of uncertainty regarding the pandemic, we remain hopeful that our end markets will continue to improve in the fourth quarter. We saw a significant sequential growth in sales and orders in June, as construction activity and economic activity increased after the initial shelter-in-place orders. Our expectation for fourth quarter sales to be between flat and 5 percent lower than the prior year reflects our updated views on the end markets and inventory positions in the channel.
“Although the pandemic continues to create significant challenges for our team members, our customers and our communities, I am confident that Mueller Water Products has taken the right steps to operate effectively in this new environment. Given our strong and flexible balance sheet and improved operations, we are well positioned to strengthen our position in water infrastructure products and services. In the near-term, we will continue to prioritize returning cash to shareholders through our quarterly dividend and executing on our key capital projects. In addition to modernizing our manufacturing facilities and operations, we are executing our strategies to further incorporate technology into our Infrastructure products. As we navigate challenging times ahead, we will maintain our focus on keeping our employees safe, protecting our communities, delivering exceptional products and support to our customers and increasing cash flow.”
Consolidated Results
Net sales for the 2020 third quarter of $228.5 million decreased 16.7 percent, or $45.8 million, as compared with $274.3 million in the 2019 third quarter.
Operating income of $20.0 million for the 2020 third quarter declined 57.6 percent, as compared with $47.2 million in the prior year quarter.
Expenses associated with addressing the COVID-19 pandemic reduced operating income by approximately $5.7 million in the quarter, which were partially offset by an estimated $3.2 million of lower SG&A expenses primarily due to reduced travel, trade shows and events.
During the quarter, the Company incurred $8.6 million of strategic reorganization and other charges, which have been excluded from adjusted operating income and adjusted EBITDA, that primarily relate to an accrual for a potential settlement with Siemens, facility relocation expenses and senior executive severance costs.
Adjusted operating income of $28.6 million for the 2020 third quarter decreased 45.0 percent, as compared with $52.0 million in the prior year quarter.
Segment Results
Infrastructure
Net sales for the 2020 third quarter of $209.9 million decreased 16.1 percent, or $40.3 million, as compared with $250.2 million in the 2019 third quarter. This decrease was primarily due to reduced shipment volumes related to the pandemic, which was partially offset by higher pricing.

Operating income and adjusted operating income were each $43.8 million. Adjusted operating income decreased $19.1 million, or 30.4 percent, to $43.8 million, primarily due to lower shipment volumes and $4.5 million of expenses related to the pandemic, partially offset by higher pricing and lower SG&A expenses from temporary cost savings initiatives related to the pandemic.
Adjusted EBITDA of $56.0 million decreased 24.5 percent, or $18.2 million, as compared with $74.2 million in the prior year quarter.
Technologies
Net sales for the 2020 third quarter decreased 22.8 percent to $18.6 million primarily due to lower volumes related to the pandemic, which was partially offset by higher pricing.
Operating loss and adjusted operating loss were each $3.8 million. Adjusted operating loss was $1.6 million higher as compared with a $2.2 million operating loss in the prior year quarter, primarily due to lower volumes and $0.7 million of expenses related to the pandemic, partially offset by lower SG&A expenses and higher pricing.
Adjusted EBITDA decreased $1.3 million to a loss of $1.5 million as compared with a loss of $0.2 million in the prior year quarter.
Interest Expense, Net
Interest expense, net for the 2020 third quarter was $6.1 million as compared with $4.2 million in the prior year quarter. The increase in net interest expense in the quarter resulted from lower capitalized interest and a decrease in interest income.

Income Taxes
Income tax expense for the 2020 third quarter was $3.4 million, or 23.3 percent of income before tax, and for the prior year quarter was $8.9 million, or 20.9 percent of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the nine month period ended June 30, 2020 improved $60.0 million to $77.8 million as compared with $17.8 million in the comparable prior year period, primarily driven by improvements in working capital management and the timing of tax payments. Net cash provided by operating activities was adversely affected by the $22.2 million payment associated with the Walter Tax settlement in the first quarter of this year.
The Company invested $13.9 million in capital expenditures during the third quarter as compared with $22.4 million in the prior year quarter. The year-to-date total of capital expenditures of $51.2 million decreased $1.7 million compared with the 2019 year-to-date total of $52.9 million.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the nine month period ended June 30, 2020 increased $61.7 million to $26.6 million as compared with negative free cash flow of $35.1 million in the comparable prior year period.
As of June 30, 2020, Mueller Water Products had $447.6 million of total debt outstanding and $170.7 million of cash and cash equivalents, and the Company’s net debt leverage ratio was 1.5 times. There are no maturities on this debt until June 2026 and the Company’s 5.5% senior unsecured notes have no financial maintenance covenants. On July 30, 2020, the Company renewed and extended its asset based lending agreement (ABL Agreement), which was set to expire in 2021. The new ABL Agreement has similar terms and terminates on July 29, 2025. As of June 30, 2020, the Company did not have any amounts borrowed under the ABL Agreement. Based on June 30, 2020 data, the Company had approximately $116.1 million of excess availability under its ABL Agreement, bringing its total liquidity to $286.8 million.
Fourth Quarter and Full-Year 2020 Outlook
As expected, during the third quarter the majority of Mueller Water Product's customers focused on maintaining essential services and completing existing projects, where possible. The level of repair and replacement and project activity varied greatly depending on the effects of shelter-in-place orders and social distancing practices. The Company continues to expect delays in some ongoing projects and approvals of new projects, which will impact its project-related areas of business, principally metering, leak detection and specialty valve products.
The residential construction end market, which made up approximately 25 to 30 percent of 2019 consolidated net sales, improved at a faster pace than expected during the third quarter, following a sharp decrease in activity in many regions in the first half of the quarter. With mortgage rates at historic lows, relatively low lot inventories, pent-up demand and supportive demographic trends, the Company anticipates that residential construction activity could continue to improve. However, the pace of the recovery will continue to vary greatly and is highly dependent on the COVID-19 pandemic.
Although the Company withdrew the previously announced full-year 2020 financial guidance, which had been issued on February 4, 2020, it is providing guidance for certain financial metrics for its fourth quarter and full-year ended September 30, 2020.
Mueller Water Products currently anticipates that consolidated net sales for its 2020 fourth quarter will be between flat and 5 percent lower as compared with the prior year quarter. As a reminder, given the Company’s fixed cost structure, especially for its core products, the decrease in volumes will lead to a greater decline in adjusted EBITDA for the quarter. The Company does expect its adjusted EBITDA conversion margin to improve relative to the third quarter. As a result, adjusted EBITDA is anticipated to be between flat and 10 percent lower as compared with the prior year quarter. Additionally, the Company expects to generate positive free cash flow during the fourth quarter and increase the cash on its balance sheet at the end of September 2020.
The Company is refining its guidance for certain financial metrics for the full-year 2020:
•Net interest expense between $25.5 million and $26.0 million.
•Effective income tax rate between 23 percent and 24 percent.
•Depreciation and amortization between $57 million and $58 million.
•Capital expenditures between $71 million and $75 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Thursday August 6, 2020, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-461-2738. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined under GAAP, the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, and future warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the

Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain interruptions, potential litigation and claims emanating from the COVID-19 pandemic, and health, safety and employee/labor issues in Company facilities around the world; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; warranty exposures (including the adequacy of warranty reserves); the Company’s ability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois and plant closures; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recently filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 outbreak).
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands and krauszusa.com to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2020	2019
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$170.7	$176.7
Receivables, net	155.3	172.8
Inventories	180.3	191.4
Other current assets	28.1	26.0
Total current assets	534.4	566.9
Property, plant and equipment, net	244.9	217.1
Intangible assets	413.7	433.7
Goodwill	96.4	95.7
Other noncurrent assets	51.2	23.9
Total assets	$1,340.6	$1,337.3

Liabilities and equity:
Current portion of long-term debt	$1.2	$0.9
Accounts payable	59.0	84.6
Other current liabilities	84.8	93.0
Total current liabilities	145.0	178.5
Long-term debt	446.4	445.4
Deferred income taxes	89.9	87.9
Other noncurrent liabilities	49.6	33.2
Total liabilities	730.9	745.0

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 157,762,860 and 157,462,140 shares outstanding at June 30, 2020 and September 30, 2019, respectively	1.6	1.6
Additional paid-in capital	1,383.3	1,410.7
Accumulated deficit	(740.9)	(786.2)
Accumulated other comprehensive loss	(34.3)	(36.0)
Total Company stockholders’ equity	609.7	590.1
Noncontrolling interest	—	2.2
Total equity	609.7	592.3
Total liabilities and equity	$1,340.6	$1,337.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net sales	$228.5	$274.3	$698.8	$701.1
Cost of sales	152.8	177.1	464.5	469.0
Gross profit	75.7	97.2	234.3	232.1
Operating expenses:
Selling, general and administrative	47.1	47.5	146.3	134.2
Strategic reorganization and other charges (1)	8.6	2.5	11.9	12.6
Total operating expenses	55.7	50.0	158.2	146.8
Operating income	20.0	47.2	76.1	85.3
Other expense (income):
Pension cost (benefit) other than service	(0.7)	(0.1)	(2.2)	0.8
Interest expense, net	6.1	4.2	19.5	15.6
Walter Energy Accrual (2)	—	0.5	0.2	38.4
Net other expense	5.4	4.6	17.5	54.8
Income before income taxes	14.6	42.6	58.6	30.5
Income taxes:
Recurring-basis income tax expense	3.4	9.0	13.3	15.3
Tax benefit of Walter Energy Accrual	—	(0.1)	—	(7.8)
One-time impact from tax legislation (3)	—	—	—	(0.6)
Income tax expense	3.4	8.9	13.3	6.9
Net income	$11.2	$33.7	$45.3	$23.6

Net income per basic share	$0.07	$0.21	$0.29	$0.15

Net income per diluted share	$0.07	$0.21	$0.29	$0.15

Weighted average shares outstanding:
Basic	157.8	157.8	157.8	157.9
Diluted	158.5	158.8	158.6	158.9

Dividends declared per share	$0.0525	$0.0500	$0.1575	$0.1500

(1) Strategic reorganization and other charges for the three and nine month periods ended June 30, 2020 primarily related to accrual of a potential settlement, facility relocation expenses and the departure of a senior executive. Strategic reorganization and other charges for the three and nine months ended June 30, 2019 included $0.7 million and $4.9 million, respectively, for identifiable one-time expenses related to the Aurora tragedy.

(2) For the quarter ended June 30, 2019, the Company recorded a $0.5 million accrual related to the Walter Energy tax dispute. For the nine months ended June 30, 2019, the amount accrued included approximately $7 million for the underlying tax matter and approximately $31 million of related interest.

(3) The nine months ended June 30, 2019 included a $0.6 million income tax benefit for the finalized calculation of “transition tax” enacted in 2017 federal legislation.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2020	2019
	(in millions)
Operating activities:
Net income	$45.3	$23.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21.7	19.1
Amortization	21.1	19.7
Stock-based compensation	3.8	3.4
Retirement plans	2.2	3.7
Deferred income taxes	1.4	(2.9)
Other, net	7.2	1.5
Changes in assets and liabilities, net of acquisitions:
Receivables	17.4	2.9
Inventories	5.0	(23.3)
Other assets	0.7	(16.5)
Accounts payable	(25.6)	(25.5)
Walter Energy Accrual	(22.0)	38.4
Other current liabilities	6.0	(15.9)
Other noncurrent liabilities	(6.4)	(10.4)
Net cash provided by operating activities	77.8	17.8
Investing activities:
Capital expenditures	(51.2)	(52.9)
Proceeds from sales of assets	0.3	—
Business acquisitions, net of cash acquired	—	(127.5)
Net cash used in investing activities	(50.9)	(180.4)
Financing activities:
Repayment of Krausz debt	—	(13.2)
Dividends	(24.9)	(23.7)
Acquisition of joint venture partner’s interest	(5.2)	—
Employee taxes related to stock-based compensation	(0.7)	(1.4)
Common stock issued	2.6	4.1
Common stock repurchased under buyback program	(5.0)	(10.0)
Other	0.6	0.3
Net cash used in financing activities	(32.6)	(43.9)
Effect of currency exchange rate changes on cash	(0.3)	0.1
Net change in cash and cash equivalents	(6.0)	(206.4)
Cash and cash equivalents at beginning of period	176.7	347.1
Cash and cash equivalents at end of period	$170.7	$140.7

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended June 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$209.9	$18.6	$—	$228.5

Gross profit	$73.5	$2.2	$—	$75.7
Selling, general and administrative expenses	29.7	6.0	11.4	47.1
Strategic reorganization and other charges	—	—	8.6	8.6
Operating income (loss)	$43.8	$(3.8)	$(20.0)	$20.0

Operating margin	20.9%	(20.4)%		8.8%

Capital expenditures	$13.4	$0.5	$—	$13.9

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$11.2
Strategic reorganization and other charges				8.6
Income tax benefit of adjusting items				(2.0)
Adjusted net income				$17.8

Weighted average diluted shares outstanding				158.5

Adjusted net income per diluted share				$0.11

Net income				$11.2
Income tax expense (1)				3.4
Interest expense, net (1)				6.1
Pension benefit other than service				(0.7)
Operating income (loss)	$43.8	$(3.8)	$(20.0)	20.0
Strategic reorganization and other charges	—	—	8.6	8.6
Adjusted operating income (loss)	43.8	(3.8)	(11.4)	28.6
Pension benefit other than service	—	—	0.7	0.7
Depreciation and amortization	12.2	2.3	—	14.5
Adjusted EBITDA	$56.0	$(1.5)	$(10.7)	$43.8

Adjusted operating margin	20.9%	(20.4)%		12.5%

Adjusted EBITDA margin	26.7%	(8.1)%		19.2%

Adjusted EBITDA	$56.0	$(1.5)	$(10.7)	$43.8
Three prior quarters’ adjusted EBITDA	173.8	0.2	(27.9)	146.1
Trailing twelve months’ adjusted EBITDA	$229.8	$(1.3)	$(38.6)	$189.9

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.2
Long-term debt				446.4
Total debt				447.6
Less cash and cash equivalents				170.7
Net debt				$276.9

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.5x

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended June 30, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$250.2	$24.1	$—	$274.3

Gross profit	$92.7	$4.5	$—	$97.2
Selling, general and administrative expenses	32.1	6.7	8.7	47.5
Strategic reorganization and other charges	—	—	2.5	2.5
Operating income (loss)	$60.6	$(2.2)	$(11.2)	$47.2

Operating margin	24.2%	(9.1)%		17.2%

Capital expenditures	$18.9	$1.8	$1.7	$22.4

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$33.7
Walter Energy Accrual				0.5
Strategic reorganization and other charges				2.5
Krausz inventory step-up amortization				2.3
Income tax benefit of adjusting items				(1.1)
Adjusted net income				$37.9

Weighted average diluted shares outstanding				158.8

Adjusted net income per diluted share				$0.24

Net income				$33.7
Income tax expense (1)				8.9
Interest expense, net (1)				4.2
Walter Energy Accrual				0.5
Pension benefit other than service				(0.1)
Operating income (loss)	$60.6	$(2.2)	$(11.2)	47.2
Krausz inventory step-up amortization	2.3	—	—	2.3
Strategic reorganization and other charges	—	—	2.5	2.5
Adjusted operating income (loss)	62.9	(2.2)	(8.7)	52.0
Pension benefit other than service	—	—	0.1	0.1
Depreciation and amortization	11.3	2.0	—	13.3
Adjusted EBITDA	$74.2	$(0.2)	$(8.6)	$65.4

Adjusted operating margin	25.1%	(9.1)%		19.0%

Adjusted EBITDA margin	29.7%	(0.8)%		23.8%

Adjusted EBITDA	$74.2	$(0.2)	$(8.6)	$65.4
Three prior quarters’ adjusted EBITDA	155.6	(1.4)	(24.5)	129.7
Trailing twelve months’ adjusted EBITDA	$229.8	$(1.6)	$(33.1)	$195.1

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.9
Long-term debt				445.3
Total debt				446.2
Less cash and cash equivalents				140.7
Net debt				$305.5

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.6x

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$643.0	$55.8	$—	$698.8

Gross profit	225.9	8.4	—	$234.3
Selling, general and administrative expenses	95.6	18.9	31.8	146.3
Strategic reorganization and other charges	0.4	—	11.5	11.9
Operating income (loss)	$129.9	$(10.5)	$(43.3)	$76.1

Operating margin	20.2%	(18.8)%		10.9%

Capital expenditures	$49.1	$1.8	$0.3	$51.2

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$45.3
Strategic reorganization and other charges				11.9
Walter Energy Accrual				0.2
Income tax benefit of adjusting items				(2.8)
Adjusted net income				$54.6

Weighted average diluted shares outstanding				158.6

Adjusted net income per diluted share				$0.34

Net income				$45.3
Income tax expense (1)				13.3
Interest expense, net (1)				19.5
Walter Energy Accrual				0.2
Pension benefit other than service				(2.2)
Operating income (loss)	$129.9	$(10.5)	$(43.3)	76.1
Strategic reorganization and other charges	0.4	—	11.5	11.9
Adjusted operating income (loss)	130.3	(10.5)	(31.8)	88.0
Pension benefit other than service	—	—	2.2	2.2
Depreciation and amortization	36.3	6.4	0.1	42.8
Adjusted EBITDA	$166.6	$(4.1)	$(29.5)	$133.0

Adjusted operating margin	20.3%	(18.8)%		12.6%

Adjusted EBITDA margin	25.9%	(7.3)%		19.0%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$77.8
Less capital expenditures				(51.2)
Free cash flow				$26.6

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$636.3	$64.8	$—	$701.1

Gross profit	$221.4	$10.7	$—	$232.1
Selling, general and administrative expenses	88.7	20.2	25.3	134.2
Strategic reorganization and other charges	1.1	—	11.5	12.6
Operating income (loss)	$131.6	$(9.5)	$(36.8)	$85.3

Operating margin	20.7%	(14.7)%		12.2%

Capital expenditures	$46.7	$4.5	$1.7	$52.9

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$23.6
Walter Energy Accrual				38.4
Strategic reorganization and other charges				12.6
Transition tax benefit				(0.6)
Discrete tax benefit of Walter Energy Accrual				(7.8)
Exit of pension plans				1.0
Krausz inventory step-up amortization				4.5
Income tax benefit of adjusting items				(3.7)
Adjusted net income				$68.0

Weighted average diluted shares outstanding				158.9

Adjusted net income per diluted share				$0.43

Net income				$23.6
Income tax expense (1)				6.9
Interest expense, net (1)				15.6
Walter Energy Accrual				38.4
Pension costs other than service				0.8
Operating income (loss)	$131.6	$(9.5)	$(36.8)	85.3
Krausz inventory step-up amortization	4.5	—	—	4.5
Strategic reorganization and other charges	1.1	—	11.5	12.6
Adjusted operating income (loss)	137.2	(9.5)	(25.3)	102.4
Pension benefit other than service, excluding the effect of exit of pension plans	—	—	0.1	0.1
Depreciation and amortization	32.8	5.9	0.1	38.8
Adjusted EBITDA	$170.0	$(3.6)	$(25.1)	$141.3

Adjusted operating margin	21.6%	(14.7)%		14.6%

Adjusted EBITDA margin	26.7%	(5.6)%		20.2%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$17.8
Less capital expenditures				(52.9)
Free cash flow				$(35.1)

(1) We do not allocate interest or income taxes to our segments.